EXHIBIT 5.1
Opinion and Consent of Counsel

THE O’NEAL LAW FIRM, P.C.
17100 E. Shea Boulevard
Suite 400-D
Fountain Hills, Arizona 85268
(480) 812-5058
(480) 816-9241 (fax)

January 24, 2006

Board of Directors
Signature Leisure, Inc.

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Signature Leisure, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission covering the offering of an aggregate of 20,000,000 shares of the common stock of the Company (the “Shares”)

In connection with this opinion, we have examined the Registration Statement and the Company’s Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us a copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when sold and issued in accordance with the plans referenced above and the Registration Statement, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

/s/THE O’NEAL LAW FIRM, P.C.
Fountain Hills, Arizona